Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

WideOpenWest, Inc.

Englewood, Colorado

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-218376) of WideOpenWest, Inc. and Subsidiaries and Affiliates of our report dated March 14, 2018, related to the consolidated financial statements, which appear in this Form 10-K.

/s/ BDO USA, LLP
Atlanta, Georgia

March 14, 2018

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.